Exhibit 99.1
JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of July 21, 2022, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13G with respect to the Class A ordinary shares, par value $0.0001 per share, of ProKidney Corp., a Cayman Islands exempted company limited by shares, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 21, 2022	Averill Master Fund, Ltd.

	By:	/s/ Aaron Cowen
Name: Aaron Cowen
Title: Director

Suvretta Capital Management, LLC

	By:	/s/ Aaron Cowen
Name: Aaron Cowen
Title: Authorized Signatory

SVAV Sponsor III, LLC

	By:	/s/ Aaron Cowen
Name: Aaron Cowen
Title: Manager

/s/ Kishan Mehta
Kishan Mehta

/s/ Aaron Cowen
Aaron Cowen